FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”), dated for reference purposes only as of October 11, 2013, is made by and between S B C & D Co., a California corporation (“Landlord” or “SBCD”), and INTERMOLECULAR, INC., a Delaware corporation (“Tenant”).
Recitals:
A.Novellus Systems, Inc., a California corporation (“Novellus”), and Tenant entered into that certain Lease Agreement dated as of May 11, 2010 (the “Lease”) covering the premises (the “Premises”) consisting of approximately 146,159 square feet of rentable area located at 3011 North 1st Street, San Jose, California and the real property on which the Building is located, all as more particularly set forth in the Lease.

B.SBCD and Novellus are parties to that certain Purchase Agreement dated as of October 10, 2013 (the “Purchase Agreement”), pursuant to which SBCD, or a permitted assignee of SBCD, has the right to acquire the real property described therein, which real property includes, among other things, the Premises. Landlord anticipates that close of escrow under the Purchase Agreement (“Close of Escrow”) will occur on or about October 30, 2013.

C.The Term of the Lease is scheduled to expire on May 31, 2017. Landlord and Tenant desire to amend the Lease to provide for, among other things, (i) the extension of the Termination Date of the Term of the Lease for a period of approximately one hundred thirty-nine (139) months from the Effective Date (defined below), (ii) the modification and establishment of the Basic Rent payable by Tenant during the period commencing on the Effective Date, and (iii) a tenant improvement allowance to be provided by Landlord to Tenant for the purposes specified below, all on the covenants and provisions, and subject to the terms and conditions, set forth in this First Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained in this First Amendment and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.Incorporation of Recitals and Defined Terms. Landlord and Tenant hereby incorporate the foregoing Recitals into the body of this First Amendment as though fully set forth herein. Landlord and Tenant acknowledge and agree that the foregoing Recitals are true and correct and form the basis for the execution and delivery of this First Amendment. Terms appearing in this First Amendment with initial capital letters that are not expressly defined in this First Amendment shall have the meanings given to such terms in the Lease.

2.Landlord. SBCD has advised Tenant that SBCD has the right under the Purchase Agreement to assign its rights under the Purchase Agreement to an entity in which SBCD or its parent, subsidiary or commonly-controlled affiliate retains a controlling ownership interest or in which the principals of SBCD hold a direct or indirect interest. For purposes of this First Amendment and the Lease, from and after the Effective Date, the term “Landlord” shall mean the entity that acquires title to the Premises and assumes the Lease from Lam at the Close of Escrow.

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3.Effective Date. This First Amendment shall become effective as of the date on which Landlord acquires title to the Premises pursuant to the Purchase Agreement (i. e., as of the Close of Escrow) (the “Effective Date”).

The parties acknowledge that the effectiveness of this First Amendment is expressly conditioned and contingent upon the occurrence of Close of Escrow under the Purchase Agreement. If escrow fails to close pursuant to the terms and conditions of the Purchase Agreement for any reason, and Landlord does not acquire title to the Premises, then this First Amendment shall be of no further force or effect and the parties shall have no further rights or obligations hereunder.
4.Extension of Term. As of the Effective Date, the Termination Date of the Lease shall be extended to the last day of the month which is one hundred thirty-nine (139) calendar month following the month in which the Effective Date occurs. (For example, if Close of Escrow, and therefore the Effective Date, occurs on October 30, 2013, then the Termination Date of the Lease will be June 30, 2025. If Close of Escrow, and therefore the Effective Date, occurs on November 12, 2013, then the Termination Date of the Lease will be July 31, 2025.) The period from the Effective Date through the Termination Date is referred to as the “Extended Term”. Notwithstanding the foregoing, if Close of Escrow occurs after November 30, 2013, the Termination Date of the Lease shall be July 31, 2025.

5.Early Termination Option. Section 2(e) of the Lease is hereby deleted in its entirety. The Early Termination Option provided in Section 2(e) of the Lease shall be of no further force or effect.

6.Rent.

a.Basic Rent. The schedule of Basic Rent set forth in the Basic Lease Information is hereby deleted in its entirety. During the Extended Term, Tenant shall pay to Landlord Basic Rent in accordance with the following schedule. For the purposes of this schedule, “Initial End Date” is defined as the date which is four (4) calendar months following the Effective Date.

Period	Monthly Basic Rent
Effective Date - Initial End Date	$0.00
Day Following Initial End Date - 2/28/15	$142,397
3/1/15 - 2/28/16	$147,226
3/1/16 - 2/28/17	$195,853
3/1/17 - 2/28/18	$200,749
3/1/18 - 2/28/19	$205,768
3/1/19 - 2/28/20	$210,912
3/1/20 - 2/28/21	$216,185
3/1/21 - 2/28/22	$221,590
3/1/22 - 2/28/23	$227,130
3/1/23 - 2/28/24	$232,808
3/1/24 - 2/28/25	$238,628
3/1/25 - Termination Date	$244,593

Basic Rent shall be payable at the times, in the manner and at the place as set forth in the Lease, as amended by this First Amendment. From and after the Effective Date, Tenant shall pay Rent to

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Landlord at 1690 Dell Avenue, Campbell, California 95008, or at such other address as may be specified by Landlord.
b.Additional Rent - Operating Costs and Taxes. The third sentence of Section 3(b) of the Lease, which reads as follows:

Notwithstanding any contrary implication or expression in the foregoing or elsewhere in this Lease, Tenant shall have no obligation to pay any portion of Tenant’s Proportionate Share of Operating Costs for each calendar year which is attributable to an increase in the sum of Taxes and Insurance Costs which is in excess of the sum of Taxes and Insurance Costs paid by Tenant for the previous calendar year (grossed up to a full calendar year for any partial year during the Term), increased by three percent (3%)
is hereby deleted in its entirety. Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Costs shall not be subject to a limitation or “cap”.
7.Tenant Improvement Allowance. Tenant acknowledges that Tenant is currently in possession and occupancy of the Premises and Tenant is familiar with the condition of the Premises and the suitability of same for Tenant’s purposes. Except for the Tenant Improvement Allowance (defined in this Section 7 below), Landlord shall not be obligated to construct or install any leasehold improvements in, on or around the Premises or the Building or to provide any tenant improvement allowance to Tenant.

Landlord shall grant to Tenant an allowance (“Tenant Improvement Allowance”) to be used for the modification, refurbishment, construction or installation of tenant improvements in the Premises (collectively, “Refurbishment”) in an amount not to exceed One Million Dollars ($1,000,000). Any and all work performed by Tenant in connection with the Refurbishment shall be treated as alterations to the Premises pursuant to Section 7 of the Lease and shall be subject to (or exempted from) Landlord’s prior written consent and shall otherwise performed in accordance with all of the terms and conditions of the Lease. Without limiting the foregoing, Landlord agrees that the Tenant Improvement Allowance may be used by Tenant for paint and carpeting in the Premises, signage, architectural fees, consulting fees, engineering services, mechanical and electrical services, security systems, project management fees and building permit associated with Tenant’s Refurbishment. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall provide Landlord with a certificate of insurance from each contractor and subcontractor evidencing the insurance coverage required pursuant to Section 7(c) of the Lease.
Landlord shall pay Tenant the Tenant Improvement Allowance in ten (10) equal monthly installments of One Hundred Thousand Dollars ($100,000) each, with the first of said ten payments to be made on the first day of the first month following the month in which the Effective Date occurs.
8.Utilities. The fourth and fifth sentences of Section 8(a) of the Lease, which read as follows:

Notwithstanding the foregoing to the contrary, Landlord shall attempt to maintain, using commercially reasonable efforts, for the benefit of the named Tenant only, its contract pricing terms with Sempra Energy and Air Products (as it relates to the procurement of Nitrogen gas), and to request extensions

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of such contracts as appropriate to endure throughout the term of the named Tenant’s occupancy of the Premises under this Lease, and Tenant’s obligations hereunder shall include without limitation, all surcharges for electricity used at the Premises in excess of the contracted monthly volumes or amounts applicable to the Premises under Landlord’s contracts to obtain electricity for the Premises and Landlord’s other nearby facilities (and Tenant hereby acknowledges that Landlord has provided Tenant with copies of the current pertinent contract terms with Sempra Energy relating to such contracted monthly volumes or amounts of electricity to be provided to the Premises). Landlord shall provide Tenant with copies of all monthly utility usage information received by Landlord from any utility provider for which Landlord invoices Tenant are hereby deleted in their entirety. Landlord shall have no obligation with respect to the provision of electricity or nitrogen gas to the Premises, or the cost thereof to Tenant.
9.Furniture. Section 28 of the Lease and Exhibit H attached to the Lease are hereby deleted in their entirety.

In consideration for Tenant’s entering into this First Amendment, on the Effective Date, Landlord hereby transfers and conveys ownership of the furniture and cubicles identified in the Furniture Inventory attached as Exhibit A hereto (the “Furniture”). Tenant shall accept the Furniture in its “as is” “where is” condition and Tenant acknowledges that Landlord makes no warranty as to the condition of the Furniture or its present condition or future suitability for Tenant’s purposes. During the Extended Term, Tenant shall pay and discharge all license fees, assessments and sales, use, property and other tax or taxes now or hereafter imposed by any state, Federal or local government upon the ownership, sale, possession or use of the Furniture. Tenant shall be required to remove and surrender the Premises free and clear of all the Furniture not later than the expiration or sooner termination of this Lease.
10.Representations and Warranties of Tenant. Tenant, with the understanding that Landlord is relying upon the following representations and warranties of Tenant in entering into this First Amendment, represents and warrants to and for the benefit of Landlord as follows:

a.Tenant is Holder of Leasehold. Tenant is the “Tenant” under the Lease and the sole holder of the leasehold estate created under the Lease.

b.No Assignment. Tenant has not voluntarily, by operation of law or otherwise: (i) assigned the Lease or any of the interest of Tenant in or under the Lease; (ii) sublet the Premises or any part thereof; (iii) allowed the occupancy or use of the Premises, or any portion of the Premises, by any person or entity other than the employees of Tenant; (iv) hypothecated, mortgaged or granted any security interest in all or any portion of the leasehold estate created under the Lease; (v) created any lien or encumbrance, whether voluntary, involuntary or by operation of law, upon all or any portion of the leasehold estate created under the Lease; or (vi) divested itself of all or any portion of the leasehold estate created under the Lease.

c.Lease in Full Force and Effect. The Lease is in full force and effect and has not been previously amended or modified.

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d.Lease is Sole Agreement. The Lease is the sole document between Lam and Tenant relating to the leasing, use and occupancy of the Premises by Tenant and there are no other documents, agreements or understandings, whether written, oral or resulting from course of conduct, relating to the leasing, use or occupancy of the Premises by Tenant.

e.No Default by Landlord. All of the obligations of the “Landlord” under the Lease have been performed, and there is no event or condition that with the giving of notice or the elapse of any period of cure, or both, required under the Lease would constitute a breach or default of any obligation of the “Landlord” under the Lease.

f.No Claims by Tenant. Tenant has no claims, rights of set off, actions, causes of action or demands against Landlord arising out of, related to or connected with the Lease or the Premises.

g.Tenant not Insolvent. (i) Tenant is paying its debts as they become due, is not insolvent and is not otherwise entitled to protection, or intending to file for protection, under any state or federal bankruptcy, insolvency or debtor protection law or statute, and (ii) the entry by Tenant into this First Amendment does not render Tenant insolvent or otherwise entitled to protection, or to file for protection, under any state or federal bankruptcy, insolvency or debtor protection law or statute.

h.Tenant Duly Organized and Existing. Tenant is a corporation duly organized, existing and in good standing under the laws of the Delaware and is qualified to transact business in the State of California.

i.Authority. The person or persons who has or have executed this First Amendment on behalf of Tenant are authorized to execute this First Amendment on behalf of Tenant and to bind Tenant to the covenants and provisions of this First Amendment by her, his or their execution.

The representations and warranties of Tenant set forth in this Paragraph 10 are continuing and shall survive the execution and delivery of this First Amendment.
11.Brokers. Tenant represents and warrants to and for the benefit of Landlord that Tenant has not had any dealings with any realtor, broker or agent in connection with the extension of the Term of the Lease as described herein and/or the negotiation of this First Amendment other than Cornish & Carey Commercial Newmark Knight Frank (Mike Denevi) representing Tenant, and Landlord represents and warrants to and for the benefit of Tenant that Landlord has not had any dealings with any realtor, broker or agent in connection with the extension of the Term of the Lease as described herein and/or the negotiation of this First Amendment other than Cornish & Carey Commercial Newmark Knight Frank (Kurt Heihrich / Chris Shaffer) representing Landlord. Landlord will pay a commission to Cornish & Carey Commercial Newmark Knight Frank pursuant to a separate agreement between Landlord and Cornish & Carey Commercial Newmark Knight Frank. Tenant agrees to indemnify, protect, defend and hold Landlord harmless from and against any cost, expense or liability for any compensation, commission, fee or charge claimed by any realtor, broker, agent or person other than Cornish & Carey Commercial Newmark Knight Frank with respect to the extension of the Term of the Lease as described herein and/or the negotiation of this First Amendment by reason of any claimed agreement, dealings or contact with Tenant. The provisions of the two immediately preceding sentences shall survive the expiration or earlier

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termination of the Lease, as amended hereby.

12.Ratification. Except as amended by the provisions of this First Amendment, the terms and provisions of the Lease remain in full force and effect. Landlord and Tenant ratify and affirm the Lease as amended by this First Amendment.

13.Choice of Law. The terms and provisions of this First Amendment shall be construed in accordance with, and governed by, the laws of the State of California without application of any choice of laws provisions.

14.Entire Agreement and Modification. The Lease as modified by this First Amendment constitutes the final, complete and exclusive statement of the terms of the agreement of Landlord and Tenant, supersedes all prior and contemporaneous understandings or agreements of Landlord and Tenant relating to the extension of the Term of the Lease, and is binding on and inures to the benefit of the respective heirs, representatives, successors and assigns of Landlord and Tenant. This First Amendment shall be deemed to be incorporated into the Lease and made a part thereof. All references to the Lease in any other document shall be deemed to refer to the Lease as modified by this First Amendment. Except as modified by this First Amendment, all of the terms and conditions of the Lease shall remain in full force and effect. In the event that the terms of this First Amendment conflict with the terms of the Lease and its schedules, the terms of this First Amendment shall control. Neither Landlord nor Tenant has been induced to enter in to this First Amendment by, nor is Landlord or Tenant relying upon, any representation or warranty other than those set forth in this First Amendment. Any agreement made after the date of this First Amendment shall be ineffective to amend this First Amendment, in whole or in part, unless such agreement is in writing, is signed by Landlord and Tenant, and specifically states that the agreement amends or modifies this First Amendment (or the Lease, as amended by this First Amendment).

15.No Drafting Presumption. The doctrine or rule of construction that ambiguities in a written instrument or agreement shall be construed against the party drafting the same shall not be employed in connection with this First Amendment.

16.Attorneys’ Fees. If Landlord or Tenant fails to perform any of its obligations under this First Amendment or if any dispute arises between Landlord and Tenant concerning the meaning or interpretation of any provision of this First Amendment, then the prevailing party shall be entitled to recover and receive from the defaulting party or the party not prevailing in such dispute, as the case may be, all reasonable costs and expenses incurred by the prevailing party on account of such default and/or in enforcing or establishing the rights of the prevailing party under this First Amendment, including, without limitation, court costs, attorneys’ fees and disbursements. Any reasonable attorneys` fees and other expenses incurred by the prevailing party in enforcing a judgment in its favor under this First Amendment shall be recoverable separately from and in addition to any other amount included in such judgment, and the obligation for the non-prevailing party to pay such attorneys` fees is intended to be severable from the other provisions of this First Amendment and to survive and not be merged into any such judgment.

17.Partial Invalidity. If any term, covenant or provision of this First Amendment is, to any extent, held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this First Amendment, or the application of that term, covenant or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable, will not be affected by such invalidity or unenforceability, and all other terms, covenants and conditions of this

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First Amendment will be valid and enforceable to the fullest extent permitted by law.

18.Construction. Unless the context clearly requires otherwise, in this First Amendment (a) the plural and singular numbers shall each be deemed to include the other; (b) the masculine, feminine and neuter genders shall each be deemed to include the others; (c) “shall,” “will,” “must,” “agrees,” and “covenants” are each mandatory; (d) “may” is permissive; (e) “or” is not exclusive; and (f) “includes” and “including” are not limiting. Each covenant, agreement, obligation or other provision of this First Amendment shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this First Amendment, unless otherwise expressly provided in this First Amendment.

19.Captions. The captions to the Sections in this First Amendment are included for convenience of reference only and do not modify or define any of the provisions of this First Amendment.

20.Counterparts. This First Amendment may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same document. The parties contemplate that they may be executing counterparts of this First Amendment transmitted by facsimile or email in PDF format and agree and intend that a signature by either facsimile machine or email in PDF format shall bind the party so signing with the same effect as though the signature were an original signature.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed as of the day and year written below.

LANDLORD:	TENANT:
S B C & D CO., INC., a California corporation By: /s/ Mark Regoli Name: Mark Regoli Title: EVP Dated:October 16, 2013	INTERMOLECULAR, INC., a Delaware corporation By: /s/ David E. Lazovsky Name: David E. Lazovsky Title: President and CEO Dated:October 11, 2013

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Exhibit A
Furniture Inventory

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	May 12, 2010			FURNITURE INVENTORY

Item	Location	Manufactuer	Category	Description	Qty.	Condition and/or Comments

1	3011 N.1st St.	Various	Chairs	Task chairs	225	Most old, but useable
2	3011 N.1st St.	Various	Chairs	Side (sled based) chairs	85	Most old, but useable
3	3011 N.1st St.	Various	Desks	Office sets, metal desk with table and/or credenza	68	Most old, but useable
4	3011 N.1st St.	Unknown	Desks	Maple wood office set, desk, credenza, cabinet, file cabinet, bookcase, table and chairs.	1	Most old, but useable
5	3011 N.1st St.	Unknown	Conf Rm set	10 ft laminate table & two chairs	1	Most old, but useable
6	3011 N.1st St.	Unknown	Conf Rm set	8 ft laminate table, credenza & 4 chairs	1	Most old, but useable
7	3011 N.1st St.	Unknown	Conf Rm set	14 ft laminate table & 13 chairs	1	Most old, but useable
8	3011 N.1st St.	Unknown	Conf Rm set	6 ft laminate table & 5 chairs	1	Most old, but useable
9	3011 N.1st St.	Unknown	Conf Rm set	8 ft laminate table, credenza, podium & 75 chairs	1	Most old, but useable
10	3011 N.1st St.	Unknown	Conf Rm set	12 ft. laminate table, credenza & 9 chairs	1	Most old, but useable
11	3011 N.1st St.	Unknown	Conf Rm set	10 ft laminate table, credenza & 6 chairs	1	Most old, but useable
12	3011 N.1st St.	Unknown	Conf Rm set	14 ft laminate table, credenza & 3 chairs	1	Most old, but useable
13	3011 N.1st St.	Unknown	Conf Rm set	12 ft laminate table, credenza & 12 chairs	1	Most old, but useable
14	3011 N.1st St.	Various	File cabinet	2 drawer lateral file cabinet	14	Most old, but useable
15	3011 N.1st St.	Various	File cabinet	3 drawer lateral file cabinet	18	Most old, but useable
16	3011 N.1st St.	Various	File cabinet	4 drawer lateral file cabinet	35	Most old, but useable
17	3011 N.1st St.	Various	Storage cab	18" x 36" x 72" metal storage cabinet	9	Most old, but useable
18	3011 N.1st St.	Various	Bookcase	15" x 36" x various metal bookcases	42	Most old, but useable
19	3011 N.1st St.	Unknown	Whiteboard	Printable white board, mtd on walls	3	Most old, but useable
20	3011 N.1st St.	Unknown	Screen	Electric screens, installed in ceiling	3	Most old, but useable
21	3011 N.1st St.	Unknown	Breakroom	54" round laminate tables	9	Most old, but useable
22	3011 N.1st St.	Unknown	Breakroom	Plastic stacking chairs, metal frames	75	Most old, but useable
23	3011 N.1st St.	Unknown	Breakroom	48" square laminate tables	6	Most old, but useable
24	3011 N.1st St.	Am. Seating	Cubicles	8' x 8' cubes	178	Most old, but useable
25	3011 N.1st St.	Am. Seating	Cubicles	8' x 12' cubes	14	Most old, but useable
26	3011 N.1st St.	Am. Seating	Cubicles	8' x 16' cubes	8	Most old, but useable
27	3011 N.1st St.	Herman Miller	Cubicles	8' x 8' cubes	22	Most old, but useable
28	3011 N.1st St.
29	3011 N.1st St.

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